Exhibit 10.3

PROFICIENT AUTO LOGISTICS, INC.

2024 NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Proficient Auto Logistics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this 2024 Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the compensation committee of the Board.

Annual Cash Compensation

The annual cash compensation amount of $50,000 is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

The Company will reimburse all Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in person participation at and attendance in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2024 Long-Term Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders, in the form of RSU Awards (as defined in the Plan), to each Eligible Director annually in Common Stock in a value equal to $75,000, based on the Fair Market Value (as defined in the Plan) of the Common Stock on the date of the award or, in the case of the first award, the price to public of the Common Stock on the Effective Date.

The Common Stock awarded annually will vest in full on the first anniversary of the date of the grant, subject to the condition that the Common Stock awarded to Eligible Directors as equity compensation may not be sold unless such Eligible Director holds Common Stock equal to two times their annual compensation (based on the fair market value of the Common Stock) at the time of sale, excluding any Common Stock sold or withheld to pay taxes on a prior year’s compensation.

According to the Company’s Corporate Governance Guidelines, an Eligible Director is required to achieve the minimum ownership thresholds described above before the fifth anniversary of his or her initial election to the Board.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 4(d) of the Plan.